Exhibit (d)(2)

Wells Fargo Securities, LLC

301 South College Street

Charlotte, NC 28288-8905

February 28, 2011

ABC-Mart, Inc.

c/o Barclays Capital

745 Seventh Avenue

New York, NY 10019

Attention:	Ari D. Berger, Managing Director
Retail & Apparel Investment Banking Group

CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

You have expressed interest in pursuing the acquisition of LaCrosse Footwear, Inc. (the “Company”), which is represented by Wells Fargo Securities LLC (“Wells Fargo”), through the purchase of all the capital stock of the Company (the “Transaction”). You have requested that the Company or its representatives furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by the Company or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “the Company Representatives”) to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “your Representatives”) and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the “Information.” The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in violation of this letter agreement or other obligation of confidentiality, (ii) is already known to you at the time of its receipt form the Company or the Company Representatives, (iii) is or becomes available to you on a nonconfidential basis from a source (other than the Company or its Representatives) not known by you to be prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation, or (iv) has been independently developed by you or any of your Representatives without reference to any of the Information.

Wells Fargo Securities, LLC

February 28, 2011

Accordingly, you hereby agree that:

1.	You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the Company’s prior written consent, disclose any Information in any manner whatsoever, in whole or in part, (ii) will not use any Information other than in connection with the Transaction; provided, however, that you may reveal the Information or portions thereof to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who are directed by you to treat the Information in a manner consistent with the terms of this letter agreement. You will be responsible for any breach of this letter agreement by any of your Representatives. You and the Company shall be permitted to disclose the tax treatment and tax structure of the Transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to the Transaction, (ii) public announcement of the Transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into the Transaction; provided, however, that if the Transaction is not consummated for any reason, the provisions of this sentence shall cease to apply.

2.	You and your Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the Company’s prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering the Transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof or the subject matter of this letter agreement.

3.	In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will notify the Company promptly (unless prohibited by law) so that the Company may seek an appropriate protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this letter agreement (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request). In the event that no such protective order or other remedy is obtained or that the Company waives compliance with the terms of this letter agreement and that you or any of your Representatives are nonetheless legally compelled to disclose such Information, you or your Representatives, as the case may be, will furnish only that portion of the Information which you are advised by counsel is legally required and will give the Company written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4.

If you determine not to proceed with the Transaction, you will promptly inform Wells Fargo, of that decision and, in that case, and at any time upon the request of the Company or any of the Company Representatives, you will (i) promptly deliver to the Company at your own expense or, at the Company’s written request, destroy all copies, whether stored electronically or otherwise, of the written Information in your or your Representatives’ possession that was delivered to you by the Company or on its behalf and (ii) promptly destroy all analyses, compilations, summaries, studies and other material prepared by you or your Representatives and based in whole or in part on, or otherwise containing or reflecting any of, the Information. You will confirm any such destruction to the Company in writing. Any orally disclosed Information will continue to be subject to the terms of this letter agreement. Notwithstanding the foregoing, and for the avoidance of doubt, neither you nor any of your Representatives shall be under any obligation to return or destroy any Information that you or any of your Representatives is required to retain pursuant to any laws or regulations, or pursuant to any internal rules required by laws or regulations, and you may retain one copy of

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February 28, 2011

the information in a form acceptable to you at the office of your general counsel solely for the purpose of preserving a record of the Information you or any of your representatives has received and of using such Information to defend yourself or any of your Representatives against any claims, lawsuit or other administrative or legal action, which may be threatened or instituted in connection with the Information.

5.	You acknowledge that neither the Company, nor Wells Fargo, nor any of the Company’s other Representatives, nor any of their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 (the “Exchange Act”), make any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6.	You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from the issuer of such securities material, nonpublic information concerning the matters that are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. You hereby represent that, as of the date hereof, you and your affiliates and associates (as such terms are defined in Rule 12b-2 of the Exchange Act), beneficially own in the aggregate less than 1.00% of the outstanding voting securities of the Company.

7.	Except as expressly contemplated thereby, your obligations under this letter agreement shall expire (i) upon the execution of a definitive agreement between you and the Company with respect to the Transaction or (ii) if such definitive agreement is not executed, three years from the date of this letter agreement, as the case may be.

8.	You agree that, for a period of two years from the date of this letter agreement, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) will (and neither you nor they will assist or encourage others to), without the prior written consent of the Company or its Board of Directors: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, any of the assets or businesses of the Company or any subsidiary or division thereof or of any such successor or controlling person or any bank debt, claims or other obligations of the Company or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); (ii) enter into any contract, arrangement, understanding, plan or commitment in respect of any Derivative Securities (iii) seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iv) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; or (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing unless you are prohibited from doing so in connection with any existing confidentiality obligations you may have.

Wells Fargo Securities, LLC

February 28, 2011

For the purposes for this letter agreement, “Derivative Securities” means any securities that are the subject of any derivative or other transaction entered into by any person, which gives such person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is determined by reference or in relation to the price or value of such securities, irrespective of whether (i) such derivative conveys or confers to any person, or otherwise has ascribed to it, any voting rights or voting power or (ii) the derivative is capable of being or required to be settled by the payment of cash or through the delivery of such securities.

9.	You agree that, for a period of three years from the date of this letter agreement, you will not, without the prior written consent of Company, directly or indirectly, solicit for employment or hire any person who is now an employee of the Company; provided, however, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you. You also agree that until the earlier of (a) the consummation of a Transaction between the Company and you or (b) three years from the date of this letter agreement, you will not, without the prior written consent of the Company, (i) initiate or maintain contact (except in the ordinary course of business) with any officer, director, employee, supplier, distributor, broker or customer of the Company for the purposes of obtaining information regarding the Company’s operations, assets, prospects or finances or (ii) solicit or contract with any of the Company’s potential or actual suppliers, customers, distributors or brokers to the extent identified in the Information except such that have entered into contracts or transactions with you or have engaged in negotiations with you in respect of potential contracts or transactions prior to the time of your receipt of such Information.

10.	You agree that all (i) communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Wells Fargo and not to the Company. You acknowledge and agree that (a) the Company and the Company Representatives are free to conduct the process relating to a possible Transaction as the Company and the Company Representatives, in their sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with any prospective purchaser and entering into a preliminary or definitive agreement to effect a Transaction without prior notice to you or any other person), (b) the Company reserves the right, in its sole discretion, to change the procedures relating to its consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with respect to the Transaction and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither the Company nor any of the Company Representatives will have any liability to you with respect to the Transaction or any obligation of any kind whatsoever with respect to a Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

11.

The provisions of paragraph 8 hereof shall be inoperative and of no force or effect if, from and after the date hereof: (a) any person or group shall have acquired or entered into a binding definitive agreement that has been approved by the Board of Directors of the Company (or any duly constituted committee thereof composed entirely of independent directors) to acquire more than 50% of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated earnings power of the Company and its subsidiaries, taken as a whole, (b) any person commences a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company, and in connection therewith, the Company files with the SEC a Schedule 14D- 9 with respect to such offer; or (c) the Company’s Board of Directors (or any duly constituted committee thereof composed entirely of independent directors) shall have determined in good faith, after consultation with outside legal counsel, that the failure to waive, limit, amend, or otherwise modify this agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Company’s directors under applicable law; provided, however, that with respect to clauses (a), (b) and (c) of this sentence, you shall not have solicited,

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February 28, 2011

initiated, encouraged, or taken any action to facilitate or assist or participate with any such other person or group in connection with any of the transactions contemplated by clauses (a), (b) and (c) of this sentence.

12.	You acknowledge that remedies at law may be inadequate to protect the Company against any actual or threatened breach of this letter agreement by the Company or the Company’s Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of specific performance and injunctive or other equitable relief in the Company’s favor without proof of actual damages and you further agree to waive, and to use all reasonable efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by either party or its Representatives, then the breaching party will reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

13.	You agree that no failure or delay by the Company or any of the Company Representatives in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder.

14.	This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts between residents of Delaware and executed in and to be performed entirely within Delaware, without giving effect to any choice or conflict of law provision or rule (whether of Oregon, Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of Delaware. Any legal suit, action or proceeding arising out of, based upon or relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of Oregon in each case located in the City of Portland and/or the County of Multnomah, Oregon, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

15.	This letter agreement constitutes a binding agreement between you and the Company. No person other than you and the Company is intended to be a beneficiary of this letter agreement, and no person other than you and the Company shall have any right to enforce any term of this letter agreement.

16.	This letter agreement contains the entire agreement between you and the Company concerning the confidentiality of the Information, and no provision of this letter agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by a duly authorized representative of the Company, which writing specifically refers to this letter agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this letter agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement will not in any way be affected or impaired thereby.

Wells Fargo Securities, LLC

February 28, 2011

Please confirm your agreement with the foregoing by signing and returning a duplicate copy of this letter agreement, at which time this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

WELLS FARGO SECURITIES LLC,

for and on behalf of LaCrosse Footwear, Inc.

By:	/s/ Samuel E. Farnham
Samuel E. Farnham
Managing Director

Accepted and agreed to as of February 28, 2011:

ABC-MART, INC.

By:	/s/ Minoru Noguchi
Name: Minoru Noguchi
Title: President